Exhibit 3.1

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

OF

FIRST AMERICAN CAPITAL CORPORATION

The undersigned, First American Capital Corporation, a Kansas corporation (the “Corporation”), for the purpose of amending the Articles of Incorporation of the Corporation, in accordance with the General Corporation Code of Kansas, does hereby make and execute this Certificate of Amendment of Articles of Incorporation and does hereby certify that:

1. The amendment of the Articles of Incorporation proposed by the directors and adopted by the stockholders of the Corporation is as follows:

Article IV—Capital Stock

(a)	The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty Six Million Five Hundred Fifty Thousand (26,550,000), of which (i) 25,000,000 shares shall be denominated as voting “Common Stock” with a par value of $.01 per share, and (ii) 1,550,000 shares shall be denominated as “Preferred Stock” with a par value of $5.00 per share.

(b)	The Board of Directors is authorized to provide by resolution or resolutions for the issuance of shares of stock of any class or of any series of any class at any time and from time to time and by filing a certificate of designations in the manner prescribed under the laws of the State of Kansas, to fix (and, if no shares of stock have been issued or a class or a series of stock, amend) the voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and qualifications, limitations or restrictions thereof which are not fixed by these Articles of incorporation. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class or series) or decreased (but not below the number of shares thereof then outstanding) by filing a certificate of designations in the manner prescribed under the laws of the State of Kansas.

(c)

No holder of any of the shares of stock of the Corporation of any class shall be entitled, as a matter or right, to subscribe for, purchase, or otherwise acquire any shares of stock of the Corporation of any class which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of stock of the Corporation of any class or for the purchase of any bonds, notes, debentures, securities or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of stock of the

Corporation of any class, and any and all of such shares, bonds, notes, debentures, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been re-acquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors, to such persons and other entities, and for such lawful consideration, and on such terms, as the Board of Directors, in its discretion, may determine, without first offering the same, or any part thereof, to any said holder of stock.

(d)	No outstanding share of any class of stock which is denied voting power under the provisions of the Articles of Incorporation, or by resolution or resolutions adopted by the Board of Directors pursuant to subsection (b) of this Article IV, shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of K.S.A. 17-6602(c)(2) shall otherwise require; provided, however, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

2. The said amendment has been duly adopted in accordance with the provisions of K.S.A. 17-6602.

I declare under penalty of perjury under the laws of the State of Kansas that the foregoing is true and correct.

Executed on the 31st day of January, 2007.

First American Capital Corporation

By:	/s/ John Van Engelen
Name:	John Van Engelen
Title:	President